EXHIBIT 6

LOCK-UP SIDE LETTER

January 16, 2023

DCM

2420 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Ladies and Gentlemen:

Reference is made to the lockup agreement (the "Lockup Agreement") attached hereto as Exhibit A. In consideration of certain affiliates of DCM entering into the Lockup Agreement, QuantaSing Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Company"), represents and warrants to DCM as of the date hereof that the tenns of the Lockup Agreement are not less favorable to the Company shareholder, officer or director party thereto than the terms of any other similar letter agreement to which any director of the Company, any officer of the Company named in the registration statement on Form F-1 relating to the Company's initial public offering (the "IPO"), or any holder of at least 1% of the outstanding Class A ordinary shares, par value US$0.0001 per share, of the Company, is or will be subject in connection with the IPO.

DCM and its affiliates are relying on the representations and warranties contained in this letter agreement and would not enter into the Lockup Agreement but for such representations and warranties. This letter agreement, and any claim, controversy or dispute arising under or related to this letter agreement, is to be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of law principles.

[Signature Page Follows]

Very truly yours,

QUANTASING GROUP LIMITED

By:
Name:
Title:

[Signature Page to Lockup Agreement]

Exhibit A

Form of Lockup Agreement

[Attached]

FORM OF LOCK-UP LETTER

January 16, 2023

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013 U.S.A.

China International Capital Corporation

Hong Kong Securities Limited 29th Floor,

One International Finance Centre

1 Harbour View Street Central,

Hong Kong

Dear Ladies and Gentlemen:

The undersigned understands that Citigroup Global Markets Inc. and China International Capital Corporation Hong Kong Securities Limited, as representatives (each, a “Representative,” and collectively, the “Representatives”) of the several underwriters (the “Underwriters”) named in Schedule A to the Underwriting Agreement, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with QuantaSing Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including the Representatives, of a certain number of American Depositary Shares (“American Depositary Shares”), representing Class A ordinary shares, par value US$0.0001 per share, of the Company (the “Class A Ordinary Shares”, together with the Class B ordinary shares of the Company, par value US$0.0001 per share, the “Ordinary Shares”). The undersigned is a record or beneficial owner of American Depositary Shares, Ordinary Shares, or securities convertible into or exercisable or exchangeable for such American Depositary Shares or Ordinary Shares (collectively, “Shares”). Unless otherwise defined, capitalized terms used herein shall have the definitions set forth in the Underwriting Agreement.

To induce the Underwriters to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, and will not cause or direct any of its affiliates to, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the Public Offering (such period, the “Lock-up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares (whether acquired before or after the date hereof) beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned, (2) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Shares, in cash or otherwise, (3) make any demand for or exercise any right with respect to, the registration of any Shares, or (4) publicly disclose the intention to do any of the forgoing as described in clauses (1) to (3). The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transactions during the Lock-up Period designed or intended, or which could reasonably be expected, to lead to or result in, a sale or disposition of any Shares even if any such sale or disposition transaction or transactions would be made or executed by or on behalf of someone other than the undersigned. The foregoing restriction shall not apply to (a) transactions relating to Shares acquired in the Public Offering or in open market transactions after the completion of the Public Offering, provided that no public filing, report or announcement shall be voluntarily made during the Lock-up Period and if any Schedule 13D, 13G, 13F or any other public filing, report or announcement in connection with such transactions or transfers shall be legally required during the Lock-up Period, any such filing, report or announcement shall include a statement that such Shares were acquired in the Public Offering or after the completion of the Public Offering, (b) transfers of Shares as a bona fide gift, (c) if the undersigned is a partnership, limited liability company, corporation, trust or other business entity, distributions of Shares to general partners, limited partners, members, shareholders, beneficiaries, trustees, wholly-owned or majority-owned affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to an investment fund or other limited partnership that controls or manages, is controlled by, or is under common control with the undersigned, (d) transfers of any Shares to immediate family members, any trust for the direct or indirect benefit of the undersigned or an entity beneficially owned and controlled by the undersigned; provided that in the case of any transfer or distribution pursuant to clause (b), (c) or (d), (i) each donee, distributee or transferee shall sign and deliver to the Representatives a lock-up letter substantially in the form of this letter agreement, (ii) no filing under the Exchange Act or other public announcements shall be required or shall be voluntarily made during the Lock-up Period, and (iii) such transfer or distribution shall not involve a distribution for value, (e) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of the Shares, provided that (i) such plan does not provide for the transfer of the Shares during the Lock-up Period and (ii) no filing under the Exchange Act or other public announcements shall be required or shall be voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan during the Lock-up Period, (f) by operation of law, including pursuant to an order of a court (including a domestic order or a negotiated divorce settlement) or regulatory agency, provided that no public announcement or filing under the Exchange Act shall be required or shall be voluntarily made in connection with such transaction, (g) pursuant to a merger, consolidation or other similar transaction or bona fide third party tender offer made to all holders of the Company’s Class A Ordinary Shares involving a Change of Control of the Company (including voting in favor of any such transaction or taking any other action in connection with such transaction), that, in each case, has been approved by the board of directors of the Company, provided that in the event that such transaction is not completed, the undersigned’s Shares shall remain subject to the restrictions contained herein, and provided further that “Change of Control” shall mean the consummation of any bona fide third-party transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or in a series of related transactions, to a person or group of affiliated persons (other than an Underwriter pursuant to the Public Offering), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the total voting power of the voting securities of the Company (or the surviving entity), (h) any sale of Shares by the undersigned to the Underwriters contemplated under the Underwriting Agreement, or (i) (1) a grant or maintenance of a bona fide lien, security interest, pledge or other similar encumbrance (each, a “Pledge”) of any Shares owned by the undersigned to a nationally or internationally recognized financial institution to secure obligations pursuant to lending or similar arrangements with such financial institution and (2) any transfers of Shares pursuant to foreclosure of a Pledge, provided that prior to any transfer of such Shares to the lender pursuant to foreclosure of a Pledge, the lender shall agree in writing with the Representatives to be bound by the restrictions set forth in this letter during the Lock-up Period. For purposes of this letter agreement, “immediate family members” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In addition, nothing in this letter agreement shall be deemed to prohibit (i) any transfer of any undersigned’s Shares to the Company for the primary purpose of satisfying any tax or other governmental withholding obligation, through cashless surrender or otherwise, with respect to any award of equity-based compensation granted pursuant to the Company’s pre-existing equity incentive plans that are described in the Registration Statement, the General Disclosure Package and the Final Prospectus, or in connection with tax or other obligations as a result of testate succession or intestate distribution, (ii) any transfer of undersigned’s Shares pursuant to any contractual arrangement that provides for the repurchase of undersigned’s Shares by the Company in connection with the termination of the undersigned’s employment or other service relationship with the Company or any subsidiaries or consolidated affiliated entities of the Company, or (iii) the exercise of any rights to acquire any undersigned’s Shares by means of cash or cashless exercises or the disposition of the undersigned’s Shares to the Company, or exchange or conversion of any stock options or any other securities convertible into or exchangeable or exercisable for undersigned’s Shares granted pursuant to the Company’s pre-existing equity incentive plans that are described in the Registration Statement, the General Disclosure Package and the Final Prospectus, provided that any undersigned’s Shares received upon such exercise, exchange or conversion shall be subject to the terms of this letter agreement.

The undersigned hereby also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Shares unless such transfer is in compliance with the foregoing restrictions.

[If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any Shares the undersigned may purchase in the Public Offering.

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Shares, one of the Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.]1

1 NTD: To include if the undersigned is a director or officer of the Company

In consideration of the undertakings made by the undersigned, if, during the Lock-up Period, the Underwriter grants to any director, any officer of the Company named in the registration statement on Form F-1 relating to the Public Offering or any other holder of at least 1% of the outstanding Ordinary Shares (as determined on an as-converted to common basis and including the ownership of all affiliates of such holder) (the “Significant Holders”) any discretionary release, waiver or termination (each, a “Release”) of any of the restrictions in the similar letter agreement to which the Significant Holders are subject, then such Release shall be deemed to apply to the undersigned as of the same date, on the same terms and for the same number of Shares as released for such other holder. Notwithstanding the foregoing, the provisions of the immediately preceding sentence shall not apply: (1) if the Release is effected solely to permit a transfer not involving a disposition for value and the transferee agrees in writing to be bound by the same terms described in this lock-up agreement; (2) in the case of any secondary underwritten public offering of Ordinary Shares (including a secondary offering with a primary component) (an “Underwritten Sale”), provided that the undersigned, to the extent the undersigned has a contractual right to demand or require the registration of the undersigned’s Shares or otherwise “piggyback” on a registration statement filed by the Company for the offer and sale of its Ordinary Shares, is offered the opportunity to participate on a basis consistent with such contractual rights in such Underwritten Sale or (3) if the Release by the Underwriter in an amount of Ordinary Shares, individually or in the aggregate with all other Releases, does not exceed US $2,000,000 in value. In the event of a Release, the Underwriter shall notify the Company and the Company shall notify the undersigned within three (3) business days before the effectiveness of such Release.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement. The undersigned understands that the Company and the Underwriters are relying upon this letter agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this letter agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to the Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Representatives on behalf of the Underwriters.

Notwithstanding anything herein to the contrary, if (i) the Public Offering has not occurred on or prior to March 31, 2023, (ii) the Company files an application to withdraw the F-1 Registration Statement, or (iii) either the Company, on the one hand, or the Representatives, on the other hand, notifies the other in writing prior to the execution of the Underwriting Agreement that it does not intend to proceed with the Public Offering, or (iv) subsequent to signing the Underwriting Agreement, the Underwriting Agreement (other than the provisions thereof which survive termination) is terminated prior to payment for and delivery of the American Depositary Shares to be sold thereunder, whichever is the earliest, then, this letter agreement shall automatically terminate and be of no further force or effect and the undersigned shall automatically be released from all obligations hereunder.

This letter agreement, and any claim, controversy or dispute arising under or related to this letter agreement, is to be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of law principles.

Very truly yours,

(Name)

(Address)

[Signature Page to Lock-up Agreement]